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                                                                    EXHIBIT 4-26




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                       __________ SUPPLEMENTAL INDENTURE

                          Dated as of ______ __, 1997

                                    between

                             MCN ENERGY GROUP INC.,

                                   AS ISSUER

                                      and

                                    NBD BANK

                                   AS TRUSTEE


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                               TABLE OF CONTENTS
                                                                           Page
                                                                           ----
                                  ARTICLE I
                                 DEFINITIONS

SECTION 1.1.     Definition of Terms . . . . . . . . . . . . . . . . . .      2

                                  ARTICLE II
                GENERAL TERMS AND CONDITIONS OF THE DEBENTURES

SECTION 2.1.     Designation and Principal Amount  . . . . . . . . . . .      6
SECTION 2.2.     Maturity  . . . . . . . . . . . . . . . . . . . . . . .      6
SECTION 2.3.     Form and Payment  . . . . . . . . . . . . . . . . . . .      6
SECTION 2.4.     Global Debenture  . . . . . . . . . . . . . . . . . . .      6
SECTION 2.5.     Interest  . . . . . . . . . . . . . . . . . . . . . . .      9

                                 ARTICLE III
                         REDEMPTION OF THE DEBENTURES

SECTION 3.1.     Tax Event Redemption  . . . . . . . . . . . . . . . . .     10
SECTION 3.2.     Optional Redemption by Company  . . . . . . . . . . . .     10
SECTION 3.3.     No Sinking Fund . . . . . . . . . . . . . . . . . . . .     11

                                  ARTICLE IV
                     EXTENSION OF INTEREST PAYMENT PERIOD

SECTION 4.1.     Extension of Interest Payment Period  . . . . . . . . .     12
SECTION 4.2.     Notice of Extension . . . . . . . . . . . . . . . . . .     13
SECTION 4.3.     Limitation of Transactions  . . . . . . . . . . . . . .     13

                                  ARTICLE V
                                   EXPENSES

SECTION 5.1.     Payment of Expenses . . . . . . . . . . . . . . . . . .     14
SECTION 5.2      Payment Upon Resignation or Removal . . . . . . . . . .     15

                                  ARTICLE VI
                         COVENANT TO LIST ON EXCHANGE

SECTION 6.1.     Listing on an Exchange  . . . . . . . . . . . . . . . .     15

                                 ARTICLE VII
                              FORM OF DEBENTURE

SECTION 7.1.  Form of Debenture  . . . . . . . . . . . . . . . . . . . .     16

                                 ARTICLE VIII
                         ORIGINAL ISSUE OF DEBENTURES

SECTION 8.1.     Original Issue of Debentures  . . . . . . . . . . . . .     27

                                  ARTICLE IX
                                MISCELLANEOUS

SECTION 9.1.     Ratification of Indenture . . . . . . . . . . . . . . .     27





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                                                                           Page
                                                                           ----

SECTION 9.2.     Trustee Not Responsible for Recitals  . . . . . . . . .     27
SECTION 9.3.     Governing Law . . . . . . . . . . . . . . . . . . . . .     27
SECTION 9.4.     Separability  . . . . . . . . . . . . . . . . . . . . .     28
SECTION 9.5.     Counterparts  . . . . . . . . . . . . . . . . . . . . .     28





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                 _______ SUPPLEMENTAL INDENTURE, dated as of ________ __, 1997
(the "______ Supplemental Indenture"), between MCN Energy Group Inc., a corporation duly organized and existing under the laws of the State of Michigan, having its principal office at 500 Griswold Street, Detroit, Michigan 48226, (the "Company"), and NBD Bank as trustee (the "Trustee").

                 WHEREAS, the Company executed and delivered the indenture dated as of September 1, 1994 (the "Base Indenture") as supplemented by a first supplemental indenture, dated April 17, 1996 (the "First Supplemental Indenture"), a second supplemental indenture, dated July 24, 1996 (the "Second Supplemental Indenture") and a third supplemental indenture dated March __, 1997 (the "Third Supplemental Indenture") (the Base Indenture as so supplemented the "Indenture), to the Trustee to provide for the future issuance of the Company's unsecured debentures, notes or other evidence of indebtedness (the "Securities"), to be issued from time to time in one or more series as might be determined by the Company under the Indenture;

                 WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its ____% Junior Subordinated Debentures due 20__ (the "Debentures"), the form and substance of such Debentures and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Second Supplemental Indenture;

                 WHEREAS, MCN Financing IV, a Delaware statutory business trust (the "Trust"), has offered to the public $__________ million aggregate liquidation amount of its ____% Capital Securities (the "Capital Securities"), representing preferred undivided beneficial interests in the assets of the Trust and proposes to invest the proceeds from such offering, together with the proceeds of the issuance and sale by the Trust to the Company of $__________ million aggregate liquidation amount of the Trust's ___% Common Securities (representing common undivided beneficial interests in the assets of the Trust) (the "Common Securities," together with the Capital Securities, the "Trust Securities"), in $__________ million aggregate principal amount of the Debentures; and

                 WHEREAS, the Company has requested that the Trustee execute and deliver this ______ Supplemental Indenture and all requirements necessary to make this ______ Supplemental Indenture a valid instrument in accordance with its terms, and to make the Debentures, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this ______ Supplemental Indenture has been duly authorized in all respects:

                 NOW THEREFORE, in consideration of the purchase and acceptance of the Debentures by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Debentures and the terms, provisions and





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conditions thereof, the Company covenants and agrees with the Trustee as follows:


                                  ARTICLE I.
                                  DEFINITIONS

SECTION A.          Definition of Terms.

               Unless the context otherwise requires:

               1. a term defined in the Indenture has the same meaning when used in this ______ Supplemental Indenture;

               2. a term defined anywhere in this ______ Supplemental Indenture has the same meaning throughout;

               3.   the singular includes the plural and vice versa;

               4. a reference to a Section or Article is to a Section or Article of this _____ Supplemental Indenture;

               5. headings are for convenience of reference only and do not affect interpretation;

               6.   the following terms have the meanings given to them in the
Declaration: (i) Business Day; (v) Security Certificate; (iii) Capital Securities Guarantee; (iv) Clearing Agency; (v) Delaware Trustee; (vi) Depositary; (vii) Institutional Trustee; (viii) Regular Trustees; (ix) Investment Company Event; and (x) Underwriting Agreement;

               7. the following terms have the meanings given to them in this Section 1.1(g):

               "Additional Interest" shall have the meaning set forth in
Section 2.5.

               "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to (i) the yield under the heading which represents the average for the immediately prior week, appearing in the most recently published statistical release designated "H.15 (519)" or any successor publication which is published weekly by the Federal Reserve Board and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Remaining Life (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Remaining Life shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month); or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields,





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the rate per annum equal to the semi-annual equivalent yield to maturity of the
Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day preceding the redemption date, plus in each case (a)
___% if such redemption date occurs on or prior to ________ __, 20__, and (b)
___% in all other cases.

               "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life of the Debentures. If no United States Treasury security has a maturity which is within a period from three months before to three months after _______ __, 20__, the two most closely corresponding United States Treasury securities shall be used as the Comparable Treasury Issue, and the Adjusted Treasury Rate shall be interpolated or extrapolated on a straight line basis, rounding to the nearest month using such securities.

               "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principle amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities"; or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (a) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Debt Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

               "Compounded Interest" shall have the meaning set forth in
Section 4.1.

               "Coupon Rate" shall have the meaning set forth in Section 2.5.

               "Declaration" means the Amended and Restated Declaration of Trust of MCN Financing IV, a Delaware statutory business trust, dated as of _______ __, 1997.

               "Deferred Interest" shall have the meaning set forth in
Section 4.1.

               " Debentures" means the ____% Junior Subordinated
Debentures due 20__ of the Company.





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               "Extended Interest Payment Period" shall have the meaning set forth in Section 4.1.

               "Global Debenture" shall have the meaning set forth in Section
2.4.

               "Guarantee" means the guarantee by the Company of the payment of distributions of money held by the Trust and payments on liquidation of the Trust.

               "Maturity Date" means the date on which the Debentures mature and on which the principal shall be due and payable together with all accrued and unpaid interest thereon including Compounded Interest and Additional Interest, if any.

               "Non Book-Entry Capital Securities" shall have the meaning set forth in Section 2.4.

               "Optional Redemption Price" shall have the meaning set forth in
Section 3.2.

               "Quotation Agent" means the Reference Treasury Dealer appointed by the Trustee after consultation with the Company. "Reference Treasury Dealer" means: (i) Merrill Lynch Government Securities, Inc. and its respective successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Trustee after consultation with the Company.

               "Reference Treasury Dealer Quotations" means, with respect to each reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

               "Tax Event" means that the Regular Trustees of the Trust shall have received an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after such date), there is more than an insubstantial risk that interest payable to the Trust on the Debentures would not be deductible by the Company for United States federal income tax purposes.





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



                                 ARTICLE II.
                GENERAL TERMS AND CONDITIONS OF THE DEBENTURES

SECTION A.          Designation and Principal Amount.

               There is hereby authorized a series of Securities designated the "____% Junior Subordinated Debentures due 20__", limited in aggregate principal amount to $_________ million, which amount shall be as set forth in any written order of the Company for the authentication and delivery of Debentures pursuant to Section 303 of the Indenture.

SECTION B.          Maturity.  The Maturity Date will be ________ __, 20__.

SECTION C.          Form and Payment.

               Except as provided in Section 2.4, the Debentures shall be issued in fully registered certificated form without interest coupons. Principal and interest on the Debentures issued in certificated form will be payable, the transfer of such Debentures will be registrable and such Debentures will be exchangeable for Debentures bearing identical terms and provisions at the office or agency of the Institutional Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Security Register. Notwithstanding the foregoing, so long as the Holder of any Debentures is the Institutional Trustee, the payment of the principal of and interest (including Compounded Interest and Additional Interest, if any) on such Debentures held by the Institutional Trustee will be made at such place and to such account as may be designated by the Institutional Trustee.

SECTION D.          Global Debenture.

               1. In connection with a distribution of the Debentures to the holders of the Trust Securities,

                    a. the Debentures in certificated form may be presented to the Trustee by the Institutional Trustee in exchange for a global Debenture in an aggregate principal amount equal to the aggregate principal amount of all outstanding Debentures (a "Global
          Debenture"), to be registered in the name of the Depositary, or its nominee, and delivered by the Institutional Trustee to the Depositary for crediting to the accounts of its participants pursuant to the instructions of the Regular Trustees. The Company, upon any such presentation shall execute a Global Debenture in such aggregate principal amount and deliver the same to the Trustee for authentication and delivery in accordance with the Indenture and this ______ Supplemental Indenture. Payments on the Debentures issued as a Global Debenture will be made to the Depositary; and





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                    b.      if any Capital Securities are held in non
          book-entry certificated form, the Debentures in certificated form may be presented to the Trustee by the Institutional Trustee and any Capital Security Certificate which represents Capital Securities other than Capital Securities held by the Clearing Agency or its nominee ("Non Book-Entry Capital Securities") will be deemed to represent beneficial interests in Debentures presented to the Trustee by the Institutional Trustee having an aggregate principal amount equal to the aggregate liquidation amount of the Non Book-Entry Capital Securities until such Capital Security Certificates are presented to the Security Registrar for transfer or reissuance at which time such Preferred Security Certificates will be cancelled and a Debenture, registered in the name of the holder of the Capital Security Certificate or the transferee of the holder of such Capital Security Certificate, as the case may be, with an aggregate principal amount equal to the aggregate liquidation amount of the Capital Security Certificate cancelled, will be executed by the Company and delivered to the Trustee for authentication and delivery in accordance with the Indenture and this ______ Supplemental Indenture. On issue of such Debentures, Debentures with an equivalent aggregate principal amount that were presented by the Institutional Trustee to the Trustee will be deemed to have been cancelled.

               2. A Global Debenture may be transferred, in whole but not in part, only to another nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

               3. If at any time the Depositary notifies the Company that it is unwilling or unable to continue as Depositary or if at any time the Depositary for such series shall no longer be registered or in good standing under the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation, and a successor Depositary for such series is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such condition, as the case may be, the Company will execute, and, subject to Article III of the Indenture, the Trustee, upon written notice from the Company, will authenticate and deliver the Debentures in definitive registered form without coupons, in authorized denominations, and in an aggregate principal amount equal to the principal amount of the Global Debenture in exchange for such Global Debenture. In addition, the Company may at any time determine that the Debentures shall no longer be represented by a Global Debenture. In such event the Company will execute, and subject to
Section 301 of the Indenture, the Trustee, upon receipt of an Officers' Certificate evidencing such determination by the Company, will authenticate and deliver the Debentures in definitive registered form without coupons, in authorized denominations, and in an aggregate principal amount equal to the principal amount of the Global Debenture in exchange for such Global Debenture. Upon the exchange of the Global Debenture for





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such Debentures in definitive registered form without coupons, in authorized denominations, the Global Debenture shall be cancelled by the Trustee. Such Debentures in definitive registered form issued in exchange for the Global Debenture shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Securities to the Depositary for delivery to the Persons in whose names such Securities are so registered.

SECTION E.          Interest.

               1. Each Debenture will bear interest at the rate of ____% per annum (the "Coupon Rate") from the original date of issuance until the principal thereof becomes due and payable, and on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the Coupon Rate, compounded quarterly, payable (subject to the provisions of Article IV) semi-annually in arrears on ________ and _________ of each year (each, an "Interest Payment Date," commencing on __________ __, 199_), to the Person in whose name such Debenture or any predecessor Debenture is registered, at the close of business on the regular record date for such interest installment, which shall be any date at least one Business Day before an Interest Payment Date.

               2. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Except as provided in the following sentence, the amount of interest payable for any period shorter than a full semi-annual period for which interest is computed, will be computed on the basis of the actual number of days elapsed in such 180-day semi-annual period. In the event that any date on which interest is payable on the Debentures is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

               3. If, at any time while the Institutional Trustee is the Holder of any Debentures, the Trust or the Institutional Trustee is required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any case, the Company will pay as additional interest ("Additional Interest") on the Debentures held by the Institutional Trustee, such additional amounts as shall be required so that the net amounts received and retained by the Trust and the Institutional Trustee after paying such taxes, duties, assessments or other governmental charges will be equal to the amounts the Trust and the Institutional Trustee would





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

have received had no such taxes, duties, assessments or other government charges been imposed.


                                  ARTICLE III.
                          REDEMPTION OF THE DEBENTURES

SECTION A.          Tax Event Redemption.

               If a Tax Event, has occurred and is continuing, then, notwithstanding Section 3.2(a) but subject to Section 3.2(b), the Company shall have the right, upon not less than 30 days nor more than 60 days notice to the Holders of the Debentures to redeem the Debentures, in whole (but not in part), for cash, at any time prior to ______, 20__, and within 90 days following the occurrence of such Tax Event (the "90 Day Period") at a redemption price (the "Redemption Price")equal to the greater of (i) 100% of the principal amount of such Debentures or (ii) the sum, as determined by a Quotation Agent, of the present values of the principal amount and premium payable as part of the redemption price with respect to an optional redemption of such Debentures on ________ __, 20__, together with scheduled payments of inter- ests from the redemption date to ______ __, 20__ (the "Remaining Life"), in each case, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued interest thereon to the date of redemption. The Redemption Price shall be paid prior to 12:00 noon, New York time, on the date of such redemption or such earlier time as the Company determines, provided that the Company shall deposit with the Trustee an amount sufficient to pay the Redemption Price by 10:00 a.m., New York time, on the date such Redemption Price is to be paid.

SECTION B.          Optional Redemption by Company.

               1. Subject to the provisions of Section 3.2(b) and to the provisions of Article XI of the Indenture, except as otherwise may be specified in this ______ Supplemental Indenture, the Company shall have the right to redeem the Debentures, in whole or in part, from time to time, on or after ________ , 20__, at a redemption price equal to the percentage of the principal amount of the Debentures specified below, plus, in each case accrued and unpaid interest thereon to the date of such redemption (the "Optional Redemption Price"), if redeemed during the 12-month period beginning ______, of the years indicated below:

         YEARS                                              PERCENTAGES

         20 . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         20 . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         20 . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         20 . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         20 . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         20 . . . . . . . . . . . . . . . . . . . . . . . . . . . .





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


         20 . . . . . . . . . . . . . . . . . . . . . . . . . . . .

               Any redemption pursuant to this paragraph will be made upon not less than 30 days nor more than 60 days notice before the redemption date to each Holder of the Debentures, at the Optional Redemption Price. If the Debentures are only partially redeemed pursuant to this Section 3.2, the Debentures will be redeemed pro rata or by lot or by any other method utilized by the Trustee; provided, that if at the time of redemption the Debentures are registered as a Global Debenture, the Depositary shall determine, in accordance with its procedures, the principal amount of such Debentures held by each Holder of Debenture to be redeemed. The Optional Redemption Price shall be paid prior to 12:00 noon, New York time, on the date of such redemption or at such earlier time as the Company determines provided that the Company shall deposit with the Trustee an amount sufficient to pay the Optional Redemption Price by 10:00 a.m., New York time, on the date such Optional Redemption Price is to be paid.

               2. If a partial redemption of the Debentures would result in the delisting of the Capital Securities issued by the Trust from any national securities exchange or other organization on which the Capital Securities are then listed, the Company shall not be permitted to effect such partial redemption and may only redeem the Debentures in whole.

SECTION C.          Maturity.

               The entire principal amount of the Debenture will mature and become due and payable with any accrued and unpaid interest thereon, including Compounded Interest and Additional Interest, if any, on ________, 20__.

SECTION D.          No Sinking Fund.

               The Debentures are not entitled to the benefit of any sinking fund.


                                   ARTICLE IV.
                      EXTENSION OF INTEREST PAYMENT PERIOD

SECTION A.          Extension of Interest Payment Period.

               The Company shall have the right, at any time and from time to time during the term of the Debentures, to defer payments of interest by extending the interest payment period of such Debentures for a period not exceeding 10 semi-annual periods (the "Extended Interest Payment Period"), during which Extended Interest Payment Period no interest shall be due and payable; provided that no Extended Interest Payment Period may extend beyond the Maturity Date. To the extent permitted by applicable law, interest, the payment of which has been deferred because of the extension of the interest payment period pursuant to this Section 4.1, will bear interest thereon at the Coupon





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

Rate compounded semi-annually for each semi-annual period of the Extended Interest Payment Period ("Compounded Interest"). At the end of the Extended Interest Payment Period, the Company shall pay all interest accrued and unpaid on the Debentures, including any Additional Interest and Compounded Interest (together, "Deferred Interest") that shall be payable to the Holders of the Debentures in whose names the Debentures are registered in the Security Register on the first record date after the end of the Extended Interest Payment Period. Before the termination of any Extended Interest Payment Period, the Company may further extend such period, provided that such period together with all such previous and further extensions thereof shall not exceed 10 consecutive semi-annual periods, or extend beyond the maturity date of the Debentures. Upon the termination of any Extended Interest Payment Period and upon the payment of all Deferred Interest then due, the Company may commence a new Extended Interest Payment Period, subject to the foregoing requirements.
No interest shall be due and payable during an Extended Interest Payment Period, except at the end thereof, but the Company may prepay at any time all or any portion of the interest accrued during an Extended Interest Payment Period.

SECTION B.          Notice of Extension.

               1.   If the Institutional Trustee is the only registered
Holder of the Debentures at the time the Company selects an Extended Interest Payment Period, the Company shall give written notice to the Regular Trustees, the Institutional Trustee and the Trustee of its selection of such Extended Interest Payment Period on the earlier of (i) 10 Business Days prior to the next succeeding date on which Distributions on the Capital Securities issued by the Trust are payable, or (ii) the date the Regular Trustee is required to give notice of the record date, or the date such Distributions are payable, to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Capital Securities issued by the Trust, but in any event at least one Business Day before such record date.

               2. If the Institutional Trustee is not the only Holder of the Debentures at the time the Company selects an Extended Interest Payment Period, the Company shall give the Holders of the Debentures and the Trustee written notice of its selection of such Extended Interest Payment Period at least 10 Business Days before the earlier of (i) the next succeeding Interest Payment Date, or (ii) the date the Company is required to give notice of the record or payment date of such interest payment to the New York Stock Exchange or other applicable self-regulatory organization or to Holders of the Debentures.

               3. The period in which any notice is given pursuant to paragraphs (a) or (b) of this Section 4.2 shall be counted as one of the 10 semi-annual periods permitted in the maximum Extended Interest Payment Period permitted under Section 4.1.





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


SECTION C.          Limitation of Transactions.

               If (i) the Company shall exercise its right to defer payment of interest as provided in Section 4.1, or (ii) there shall have occurred any Event of Default, as defined in the Indenture, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of its common stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security outstanding on the date of such event, (ii) as a result of a reclassification of its capital stock or the exchange or conversion of one class or series of its capital stock for another class or series of its capital stock or, (iii) the purchase of fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of such capital stock or security being converted or exchanged), or make any guarantee payments with respect to the foregoing (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to the Debentures, including any other junior subordinated debentures issued by the Company and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than


                                   ARTICLE V.
                                    EXPENSES

SECTION A.          Payment of Expenses.

               In connection with the offering, sale and issuance of the Debentures to the Institutional Trustee and in connection with the sale of the Trust Securities by the Trust, the Company, in its capacity as borrower with respect to the Debentures, shall:

               1. pay all costs and expenses relating to the offering, sale and issuance of the Debentures, including commissions to the underwriters payable pursuant to the Underwriting Agreement and compensation of the Trustee under the Indenture in accordance with the provisions of Section 607 of the Indenture;

               2. pay all costs and expenses of the Trust (including, but not limited to, costs and expenses relating to the organization of the Trust, the offering, sale and issuance of the Trust Securities (including commissions to the underwriters in connection therewith), the fees and expenses of the Institutional Trustee and the Delaware Trustee, the costs and expenses relating to the operation of the Trust, including without limitation, costs and expenses of accountants, attorneys, statistical or bookkeeping services, expenses for printing and engraving and computing or accounting equipment, paying agent(s), registrar(s), transfer agent(s), duplicating, travel and telephone and other telecommunications expenses and costs and expenses incurred in connection with the acquisition, financing, and disposition of Trust assets);
               3. be primarily and fully liable for any indemnification obligations arising with respect to the Declaration; and

               4. pay any and all taxes (other than United States withholding taxes attributable to the Trust or its assets) and all liabilities, costs and expenses with respect to such taxes of the Trust.

SECTION 5.2         Payment Upon Resignation or Removal

               Upon termination of this ______ Supplemental Indenture or, the Indenture or the removal or resignation of the Trustee pursuant to this Section 5.2, the Company shall pay to the Trustee all amounts accrued to the date of such termination, removal or resignation. Upon termination of the Declaration or the removal or resignation of the Delaware Trustee or the Institutional Trustee, as the case may be, pursuant to Section 5.6 of the Declaration, the Company shall pay to the Delaware Trustee or the Institutional Trustee, as the case may be, all amounts accrued to the date of such termination, removal or resignation.

                                   ARTICLE VI.
                          COVENANT TO LIST ON EXCHANGE

SECTION A.          Listing on an Exchange.

               If the Debentures are to be issued as a Global Debenture in connection with the distribution of the Debentures to the holders of the Capital Securities issued by the Trust upon a Dissolution Event, the Company will use its best efforts to list such Debentures on the New York Stock Exchange, Inc. or on such other exchange as the Capital Securities are then listed.


                                  ARTICLE VII.
                               FORM OF DEBENTURE

SECTION A.       Form of Debenture.

               The Debentures and the Trustee's Certificate of Authentication to be endorsed thereon are to be substantially in the following forms:

                    (FORM OF FACE OF DEBENTURE)

               [IF THE DEBENTURE IS TO BE A GLOBAL DEBENTURE, INSERT - This Debenture is a Global Debenture within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depositary or a nominee of a Depositary. This Debenture is exchangeable for Debentures registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Indenture, and no transfer of this Debenture (other than a transfer of this Debenture as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary) may be registered except in limited circumstances.

               Unless this Debenture is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New
York) to the issuer or its agent for registration of transfer, exchange or payment, and any Debenture issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment hereon is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.]

No. __________________
$_____________________
CUSIP No. ____________

                             MCN ENERGY GROUP INC.

                       ___% JUNIOR SUBORDINATED DEBENTURE
                                    DUE 20__

MCN ENERGY GROUP INC., a Michigan corporation (the "Company", which term includes any successor corporation under the Indenture hereinafter referred
to), for value received, hereby promises to pay to, ______________ or registered assigns, the principal sum of _____________ Dollars ($___________) on ______ __, 20__, and to pay interest on said principal sum from ______ __, 20__, or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually (subject to deferral as set forth herein) in arrears on _________ and __________ of each year (each such date, an "Interest Payment Date") commencing ___________, 199_, at the rate of ___% per annum until the principal hereof shall have become due and payable, and on any overdue principal and premium, if any, and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum compounded semi-annually. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months. Except as provided in the following sentence, the amount of interest payable for any period shorter than a full semi-annual period for which interest is computed, will be computed on the basis of the actual number of day elapsed in such a 180-day semi-annual period. In the event that any date on which interest is payable on this Debenture is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Debenture (or one or more Predecessor Securities, as defined in said Indenture) is registered at the close of business on the regular record date for such interest installment, which shall be the close of business on the
business day next preceding such Interest Payment Date.   [IF PURSUANT TO THE
PROVISIONS OF THE INDENTURE THE DEBENTURES ARE NO LONGER REPRESENTED BY A GLOBAL Debenture -- which shall be the close of business on the ____ business day next preceding such Interest Payment Date.] Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such regular record date and may be paid to the Person in whose name this Debenture (or one or more Predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered Holders of this series of Debentures not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debentures may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The principal of (and premium, if any) and the interest on this Debenture shall be payable at the office or agency of the Trustee maintained for that purpose in any coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered Holder at such address as shall appear in the Security Register. Notwithstanding the foregoing, so long as the Holder of this Debenture is the Institutional Trustee, the payment of the principal of (and premium, if any) and interest on this Debenture will be made at such place and to such account as may be designated by the Institutional Trustee.

               The indebtedness evidenced by this Debenture is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness and ___________ and this Debenture is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Debenture, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

               This Debenture shall not be entitled to any benefit under the Indenture hereinafter referred to, be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.

               The provisions of this Debenture are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

               IN WITNESS WHEREOF, the Company has caused this instrument to be executed.


Dated

                                        MCN ENERGY GROUP INC.


                                        By:
                                        Name:
                                        Title


Attest:


By:
Name:
Title:

                    (FORM OF CERTIFICATE OF AUTHENTICATION)

                         CERTIFICATE OF AUTHENTICATION

               This is one of the Securities of the series of Securities described in the within-mentioned Indenture.

Dated  ___________________

  NBD BANK
   as Trustee



By________________________
  Authorized Signatory

                         (FORM OF REVERSE OF DEBENTURE)

               This Debenture is one of a duly authorized series of Debentures of the Company (herein sometimes referred to as the "Securities"), specified in the Indenture, all issued or to be issued in one or more series under and pursuant to an Indenture dated as of September 1, 1994, duly executed and delivered between the Company and NBD Bank, as Trustee (the "Trustee") (as supplemented by a First Supplemental Indenture, dated April 17, 1996, a
Second Supplemental Indenture, dated July 24, 1996, as so supplemented, the "Base Indenture"), and a ______ Supplemental Indenture dated as of ______ __, 1997, between the Company and the Trustee (the Base Indenture as so supplemented, the "Indenture"), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Debentures. By the terms of the Indenture, the Debentures are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Indenture. This series of Debentures is limited in aggregate principal amount as specified in said ______ Supplemental Indenture.

               Because of the occurrence and continuation of a Tax Event (as defined below), in certain circumstances, this Debenture may become due and payable, in whole (but not in part) at any time prior to ________ __, 20__ and within 90 days of the occurrence of such Tax Event, at a redemption price (the "Redemption Price") equal to the greater of (i) 100% of the principal amount of this Debenture or (ii) the sum, as determined by a Quotation Agent, of the present values of the principal amount and premium payable as part of the redemption price with respect to an optional redemption of this Debenture on _______ __, 20__, together with scheduled payments of interest from the redemption date to ________ __, 20__ (the "Remaining Life"), in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued interest thereon to the date of redemption. The Redemption Price shall be paid prior to 12:00 noon, New York time, on the date of such earlier time as the Company determines provided, that the Company shall deposit redemption or at such with the Trustee an amount sufficient to pay the applicable Redemption Price by 10:00 a.m., New York City time, on the date such Redemption Price is to be paid.


               "Tax Event" means that the Regular Trustees of the Trust shall have received an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after such date), there is more than an insubstantial risk that interest payable to the Trust on the Debentures would not be deductible by the Company for United States federal income tax purposes.

               The Company shall have the right to redeem this Debenture at the option of the Company, without premium or penalty, in whole or in part, on or after ______ __, 20__ (an "Optional Redemption"), at a redemption price equal to the percentage of the principal amount of this Debenture specified below, plus, in each case, accrued and unpaid interest thereon to the date of such redemption (the "Optional Redemption Price") if redeemed during the 12-month period beginning ___________, of the years indicated below:


         YEAR                                                         PERCENTAGE
         ----                                                         ----------

         20__ . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         20__ . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         20__ . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         20__ . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         20__ . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         20__ . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         20__ . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         20__ . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         20__ . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         20__ . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         20__ and thereafter  . . . . . . . . . . . . . . . . . . . .

         Any such redemption will be made upon not less than 30 days nor more than 60 days notice before the redemption date, at the Optional Redemption Price. If the Debentures are only partially redeemed by the Company pursuant to an Optional Redemption, the Debentures will be redeemed pro rata or by lot or by any other method utilized by the Trustee; provided that if, at the time of redemption, the Debentures are registered as a Global Debenture, the Depositary shall determine the principal amount of such Debentures held by each Debentureholder to be redeemed in accordance with its procedures.

               In the event of redemption of this Debenture in part only, a new Debenture or Debentures of this series for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

               In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Debentures may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

               The Indenture contains provisions permitting the

Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Debentures of each series affected at the time outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Debentures; provided, however, that no such supplemental indenture shall
(i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Debentures of any Series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the Holder of each Debenture so affected, or (ii) reduce the aforesaid percentage of Debentures, the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holders of each Debenture then outstanding and affected thereby. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Debentures of any series at the time outstanding affected thereby, on behalf of all of the Holders of the Debentures of such series, to waive any Default or Event of Default with respect to such series, and its consequences, except a Default or Event of Default in the payment of the principal of or premium, if any, or interest on any of the Debentures of such series. Any such consent or waiver by the registered Holder of this Debenture (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Debenture and of any Debenture issued in exchange therefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Debenture.

               No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Debenture at the time and place and at the rate and in the money herein prescribed.

               So long as the Company is not in default in the payment of interest on the Debentures, the Company shall have the right at any time during the term of the Debentures and from time to time to extend the interest payment period of such Debentures for up to 10 consecutive semi-annual periods (an "Extended Interest Payment Period"), at the end of which period the Company shall pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the Debentures to the extent that payment of such interest is enforceable under applicable law); provided that no Extended Interest Payment Period may last beyond the maturity date of the Debentures. Before the termination of any such Extended Interest Payment Period, the Company may further extend such Extended Interest Payment Period, provided that such Extended Interest Payment Period together with all such previous and further extensions thereof shall not exceed 10 consecutive semi-annual periods or extend the maturity date of the Debentures. At the termination of any such Extended Interest Payment Period and upon the payment of all accrued and unpaid interest and any additional amounts then due, the Company may commence a new Extended Interest Payment Period.

               In the event that the Company exercises this right, then (a) the Company shall not declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (other than (i) purchases or acquisitions of shares of its Common Stock in connection with the satisfaction of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security outstanding on the date of such exercise requiring the Company to purchase shares of its Common Stock,
(ii) as a result of a reclassification of its capital stock or the exchange or conversion of one class or series of its capital stock for another class or series of its capital stock or (iii) the purchase of fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) or make any guarantee payments with respect to the foregoing (b) the Company shall not make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior the Debentures and other junior subordinated debentures issued by the Company or (c) the Company shall not (other than pursuant to the Capital Securities Guarantee) make any guarantee payments with respect to the foregoing.


               As provided in the Indenture and subject to certain limitations therein set forth, this Debenture is transferable by the registered Holder hereof on the Security Register of the Company, upon surrender of this Debenture for registration of transfer at the office or agency of the Trustee in the City of Detroit and State of Michigan accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debentures of authorized denominations and for the same aggregate principal amount and series will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

               Prior to due presentment for registration of transfer of this Debenture, the Company, the Trustee, any paying agent and the Security Registrar may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Debenture shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar) for the purpose of receiving payment of or on account of the principal hereof and premium, if any, and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Security

Registrar shall be affected by any notice to the contrary.

               No recourse shall be had for the payment of the principal of or the interest on this Debenture, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

               The Indenture imposes certain limitations on the ability of the Company to, among other things, merge or consolidate with any other Person or sell, assign, transfer or lease all or substantially all of its properties or assets. All such covenants and limitations are subject to a number of important qualifications and exceptions. The Company must report periodically to the Trustee on compliance with the covenants in the Indenture.

               The Debentures of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. This Global Debenture is exchangeable for Debentures in definitive form only under certain limited circumstances set forth in the Indenture. Debentures of this series so issued are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Debentures of this series so issued are exchangeable for a like aggregate principal amount of Debentures of this series of a different authorized denomination, as requested by the Holder surrendering the same.

               All terms used in this Debenture that are defined in the Indenture shall have the meanings assigned to them in the Indenture.


                                ARTICLE VIII.
                          ORIGINAL ISSUE OF DEBENTURES

SECTION A.          Original Issue of Debentures.

               Debentures in the aggregate principal amount of $_________ may, upon execution of this Second Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Debentures to or upon the written order of the Company, signed by its Chairman, its Vice Chairman, its President, or any Vice President and its Treasurer or an Assistant Treasurer, without any further action by the Company.

                                 ARTICLE IX.
                                 MISCELLANEOUS

SECTION A.          Ratification of Indenture.

               The Indenture, as supplemented by this ______ Supplemental Indenture, is in all respects ratified and confirmed, and this ______ Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

SECTION B.          Trustee Not Responsible for Recitals.

               The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this ______ Supplemental Indenture.

SECTION C.          Governing Law.

               This ______ Supplemental Indenture and each Debenture shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

SECTION D.          Separability.

               In case any one or more of the provisions contained in this ______ Supplemental Indenture or in the Debentures shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this ______ Supplemental Indenture or of the Debentures, but this Second Supplemental Indenture and the Debentures shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

SECTION E.          Counterparts.

               This ______ Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

               IN WITNESS WHEREOF, the parties hereto have caused this ______ Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, on the date or dates indicated in the acknowledgements and as of the day and year first above written.

                                        MCN ENERGY GROUP INC.


                                        By
                                        Name:
                                        Title:



Attest:


By:______________________


                                        NBD BANK
                                        as Trustee


                                        By
                                        Name:
                                        Title:

Attest:

By:___________________